Exhibit 99.1

NEWS RELEASE	July 13, 2006
For additional information:
Bill Hedgepeth, President and CEO
(910) 485-5855, billhedgepeth@newcenturybanknc.com

NEW CENTURY BANK SOUTH

FINALIZES ACQUISITION OF PROGRESSIVE STATE BANK TODAY

Fayetteville, NC . . . As of the close of business today, New Century Bank South will complete the acquisition of Progressive State Bank, announced Bill Hedgepeth, president and CEO of New Century Bank South. The acquisition creates a bank with $177.8 million in assets and six offices located in Cumberland, Robeson, Hoke, and Bladen counties in North Carolina.

“We couldn’t be more excited about having the employees and customers of Progressive State Bank become part of our organization,” Hedgepeth said. “We believe they will enjoy working with us and that we have products and services that will meet the needs of the communities that Progressive has served. Already we are hearing good things about how we are being received in the marketplace and we are just getting started.”

Progressive State Bank offices will close at 4:00 p.m. today and will re-open at 9:00 a.m. on Friday, July 14 as offices of New Century Bank South.

The merger, which was announced in February 2006, is a cash transaction for Progressive State Bank shareholders, who will receive $21.30 per share for each share of Progressive stock they own. Shortly after the merger is finalized, shareholders will receive information concerning the conversion of their stock.

New Century Bancorp (NASDAQ: “NCBC”) is the holding company for New Century Bank South, which is headquartered in Fayetteville, and New Century Bank, which is headquartered in Dunn, NC. As of March 30, 2006, New Century Bancorp reported total assets of $442.9 million.

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Stock Symbol: NCBC – NASDAQ

www.newcenturybanknc.com

The information as of and for the quarter ended March 30, 2006, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.